UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 17, 2011

Rand Logistics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33345	20-1195343
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Fifth Avenue, 50th Floor, New York, New York		10110
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 644-3450

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 2.04.	TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

Lower Lakes Towing Ltd (“Lower Lakes”), an indirect wholly-owned subsidiary of Rand Logistics, Inc., is a party to a Contract of Affreightment, dated August 27, 2007 (the “Contract of Affreightment”), with Voyageur Marine Transport Limited (“Voyageur”) and Voyageur Maritime Trading Inc. ("VMT"), pursuant to which Voyageur and VMT have made a Canadian flagged vessel owned by VMT, the MARITIME TRADER (the “Trader”), available exclusively to Lower Lakes for its use in providing transportation and storage services for its customers.  In connection with the execution of the Contract of Affreightment, Lower Lakes entered into a Guarantee, dated August 27, 2007 (the “Guarantee”), with GE Canada Finance Holding Company ("GE Canada"), pursuant to which Lower Lakes agreed to guarantee up to CDN$1,250,000 of Voyageur’s indebtedness to GE Canada.  Lower Lakes secured its obligations under the Guarantee with a Letter of Credit (the “Letter of Credit”) issued under its outstanding Amended and Restated Credit Agreement, as the same has been amended (the “Amended and Restated Credit Agreement”), by and among Lower Lakes, Lower Lakes Transportation Company, Grand River Navigation Company, Inc., the other credit parties signatory thereto, the other lenders signatory thereto and General Electric Capital Corporation (“GECC”), as Agent.

Due to Voyageur’s failure to meet its obligations under its financing arrangements with GE Canada, on May 17, 2011, GECC delivered a notice to Lower Lakes that effective as of May 6, 2011, GE Canada had drawn the full amount available under the Letter of Credit, with the CDN$1,250,000 added to Lower Lakes revolving borrowings under the Amended and Restated Credit Agreement.

Additionally, on March 14, 2011, GE Canada placed the Trader into receivership in accordance with the laws of Ontario and accordingly, Lower Lakes no longer has access to this vessel.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAND LOGISTICS, INC.

Date: June 28, 2011	By:	/s/ Joseph W. McHugh, Jr.
	Name:	Joseph W. McHugh, Jr.
	Title:	Chief Financial Officer